Exhibit 10.3

Vulcan Energy GP Holdings Inc.

505 Fifth Avenue South

Suite 900

Seattle, Washington 98104

August 12, 2005

Plains All American GP LLC

333 Clay Street, Suite 1600

Houston, Texas 77002

Gentlemen:

                                Reference is made to the Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated as of June 8, 2001, as amended (the “LLC Agreement”).  The undersigned has become the beneficial owner of more than 49.9% (a “Majority Holder”) of the Membership Interests (as defined in the LLC Agreement) of Plains All American GP LLC, a Delaware limited liability company (the “Company”).  Capitalized terms that are not otherwise defined herein shall have the meanings set forth in the LLC Agreement.

                                The undersigned hereby acknowledges its understanding that, pursuant to the terms of certain employment and incentive agreements between the Company and its employees, absent the execution and delivery of this letter agreement by the undersigned, the fact that the undersigned has become a Majority Holder would constitute a “change in control” for purposes of those employment and incentive agreements.

1.             Subject to the terms and conditions of this letter agreement, during the term of this letter agreement, at each annual meeting of the Members, at each special meeting of the Members called for the purpose of electing Independent Directors, and in respect of any action by written consent to elect Independent Directors, the undersigned shall vote or cause to be voted the Excess Interests held by it and its affiliates in favor of the election of each nominee for Independent Director in the same proportion as all Membership Interests (other than those beneficially owned by the undersigned and its affiliates, including the Excess Interests) are voted with respect to such election.  For the avoidance of doubt, for purposes of this letter agreement the term “Independent Director” shall not include any replacement Director who is to be elected by a Majority in Interest pursuant to the second sentence of Section 7.1(a)(iv) of the LLC Agreement.  “Excess Interests” means, with respect to a particular election or removal of Independent Directors, an amount of Membership Interests equal to the amount, if any, by which the total Membership Interests beneficially owned by the undersigned and its affiliates and entitled to vote with respect to such election or removal of Independent Directors exceeds 49.9% of the outstanding Membership Interests that are entitled to vote with respect to such election or removal of Independent Directors.

2.             Subject to the terms and conditions of this letter agreement, during the term of this letter agreement, at each special meeting of the Members called for the purpose of removing any Independent Director without Good Cause, and in connection with any action by the Members to remove any Independent Director without Good Cause, including without limitation pursuant to Section 7.1(a)(iii) of the LLC Agreement, the undersigned shall vote or cause to be voted the Excess Interests held by it and its affiliates in favor of or against the removal of such Independent Director in the same proportion as all Membership Interests (other than those beneficially owned by the undersigned and its affiliates, including the Excess Interests) are voted with respect to such removal.  For the purposes of this letter agreement, the Members shall have “Good Cause” to remove or fail to reelect any Independent Director only upon such Independent Director’s (i) engaging in gross misconduct, including without limitation any breach of his fiduciary duties, (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), (iii) engaging in conduct which is demonstrably and materially injurious to the Company or to Rodeo, L.P. and its subsidiaries, taken as a whole, (iv) indictment for, or conviction of, a felony involving moral turpitude.

3.             The undersigned agrees that it will not provide or promise any economic incentive or other consideration (including any concession or forbearance) directly or indirectly to any other member of the Company that has the intent or effect of terminating, obviating or circumventing this letter agreement; provided that for the avoidance of doubt, this paragraph 3 shall not be deemed to include routine conversations with other members of the Company regarding the Independent Directors or other matters where the undersigned attempts to persuade such other members to vote in a specified manner as long as the undersigned’s solicitations do not involve the direct or indirect provision or promise of any economic incentives or other consideration

4.             The term of this letter agreement shall commence on the date of this letter agreement and shall continue thereafter unless terminated by the undersigned pursuant to this Section 4.  The undersigned shall be entitled to terminate this letter agreement at any time upon giving at least the applicable Minimum Required Notice (as defined below) in writing of such termination to the Company.  Notwithstanding the foregoing, the undersigned shall be entitled to terminate this letter agreement at any time by giving written notice to the Company (which notice shall be effective immediately) upon and after the occurrence of any of the following circumstances:  (a) the undersigned, as a result of an arm’s length transaction with an unrelated third party, is no longer a Majority Holder, (b) both KAFU Holdings, L.P. and E-Holdings III, L.P., or any affiliate of any of the foregoing shall cease to be a Member, (c) any other Member shall be in breach of the LLC Agreement in any manner materially adverse to the undersigned, (d) the Persons who own the equity interests in the undersigned, or if the undersigned is controlled directly or indirectly by any other entity, the ultimate parent of the undersigned, as the case may be, on the date hereof cease to beneficially own, directly or indirectly, more than 50% of the equity interest in the undersigned or the ultimate parent entity, as the case may be, (e) Greg L. Armstrong shall cease to be the Chief Executive Officer of the Company, or (f) Harry N. Pefanis shall cease to be the President and Chief Operating Officer of the Company; provided, that (x) in the case of clause (b) above, to be effective such written notice must be given within 90 days of such Member ceasing to be a Member, and (y) in the case of either clause (e) or (f) above, to be effective such written notice must be given within 90 days of such officer ceasing to hold such position.

A “Distribution Shortfall” shall occur with respect to any Quarter if the aggregate amount of cash distributed by Rodeo, L.P. in respect of each Common Unit (as defined in the Rodeo L.P. Partnership Agreement) with respect to such Quarter (as defined in the Rodeo L.P. Partnership Agreement) is less than the aggregate amount of cash distributed by Rodeo, L.P. in respect of each Common Unit with respect to the immediately preceding Quarter.

“Minimum Required Notice” means, with respect to a particular termination notice, one year prior written notice; provided, however, that if there shall occur a Distribution Shortfall during any Quarter when the Minimum Required Notice period is one year (the “Triggering Quarter”), then the “Minimum Required Notice” with respect to a termination notice given in any subsequent Quarter shall be (i) 180 days prior written notice if such termination notice is given during the first such subsequent Quarter (the “First Adjusted Quarter”), (ii)  90 days prior written notice if such termination notice is given during the second Quarter immediately following the Triggering Quarter (the “Second Adjusted Quarter”); and (iii) 30 days prior written notice if such termination notice is given during the third Quarter immediately following the Triggering Quarter (the “Third Adjusted Quarter”) or any subsequent Quarter, except that

(1) if there shall have been no Distribution Shortfall during the First Adjusted Quarter, the “Minimum Required Notice” period shall be 180 days with respect to any termination notice given during the Second Adjusted Quarter,

(2) if there shall have been no Distribution Shortfall during either the First Adjusted Quarter or the Second Adjusted Quarter, the “Minimum Required Notice” period shall be one year with respect to any Quarter following the Second Adjusted Quarter (subject to the application of this proviso to any subsequent Quarter in the event of a subsequent Distribution Shortfall),

(3) if there shall have been a Distribution Shortfall in the First Adjusted Quarter and (x) no Distribution Shortfall during the Second Adjusted Quarter, the “Minimum Required Notice” period shall be 90 days with respect to any termination notice given during the Third Adjusted Quarter, (y) no Distribution Shortfall during the Second Adjusted Quarter or the Third Adjusted Quarter, the “Minimum Required Notice” period shall be 90 days with respect to any termination notice given during the Quarter immediately following the Third Adjusted Quarter (the “Fourth Adjusted Quarter”), and (z) no Distribution Shortfall during the Second Adjusted Quarter, the Third Adjusted Quarter or the Fourth Adjusted Quarter, the “Minimum Required Notice” period shall be one year with respect to any Quarter following the Fourth Adjusted Quarter (subject to the application of this proviso to any subsequent Quarter in the event of a subsequent Distribution Shortfall), and

(4) thereafter, if there shall have been four consecutive Quarters without a Distribution Shortfall, the “Minimum Required Notice” period shall be one year with respect to any Quarter following the fourth of such consecutive Quarters (subject to the application of this proviso to any subsequent Quarter in the event of a subsequent Distribution Shortfall).

5.             Except to the extent specifically set forth above, nothing contained herein shall be deemed to modify, supersede or in any manner limit any rights of the undersigned under the LLC Agreement, including without limitation, any rights of the undersigned to designate a Director pursuant to Section 7.1(a)(ii) of the LLC Agreement, or to remove any such designated Director pursuant to Section 7.1(a)(iii) of the LLC Agreement.  Nothing contained herein shall be deemed to modify, supersede or in any manner limit any rights of the undersigned under the Partnership Agreement or the Rodeo, L.P. Partnership Agreement.

6.             This letter agreement is to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

7.             The undersigned signs solely in his, her or its individual capacity with respect to his, her or its beneficial ownership of Membership Interests and makes no agreement or understanding herein in any other capacity, including his, her or its capacity as a director of the Company.

8.             This letter agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

9.             This letter agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the undersigned and the Company, or any of them, with respect to the subject matter hereof.

10.           This letter agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the undersigned and the Company.

11.           This letter agreement shall not be assigned by the Company by operation of law or otherwise without the prior written consent of the undersigned.

12.           This letter agreement shall be binding upon and inure solely to the benefit of each party to this letter agreement and their permitted assignees, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this letter agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of any party to this letter agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this letter agreement and their respective Affiliates shall have any liability or obligation arising under this letter agreement.

13.           The undersigned acknowledges and agrees that the Company could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this letter agreement.  It is accordingly agreed and understood that the Company, in addition to any other remedy that it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

Very truly yours,

VULCAN ENERGY GP HOLDINGS INC.

By:	/s/ David N. Capobianco
Name: David N. Capobianco
Title: President

Agreed and accepted as of

this 12th day of August, 2005:

PLAINS ALL AMERICAN GP LLC

By:	/s/ Tim Moore
Name: Tim Moore
Title: Vice President